AMENDMENT NUMBER ONE to the Employment Agreement (the “Amendment”) dated as of the 7th day of August, 2001 by and among GreenPoint Financial Corp., a Delaware corporation (the “Company”), GreenPoint Bank, a New York chartered savings bank (the “Bank”) and Bharat B. Bhatt (the “Executive”).

WHEREAS, as of August 21, 1995, the Company, the Bank and the Executive entered into an Employment Agreement (the “Agreement”); and

WHEREAS, the Company, the Bank and the Executive now desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the Company, the Bank and the Executive hereby agree as follows:

1.     The following sentences should be inserted immediately following the first sentence of Section 4(b)(ii) of the Agreement:

“During the Employment Period, the Target Bonus and Maximum Bonus payable to Executive shall be reviewed periodically.  As a result of such review, the Target Bonus and/or Maximum Bonus may be increased, but not decreased.  The terms Target Bonus and Maximum Bonus as utilized in this Agreement shall refer to the Target Bonus and/or Maximum Bonus as so increased.”

2.     The following sentence should be inserted immediately following the last sentence of Section 4(b)(viii) of the Agreement:

“The GreenPoint Financial Corp. Supplemental Executive Retirement Plan II provides interpretive guidance with respect to and facilitates the administration of the supplemental retirement benefit provided to the Executive under this Section 4(b)(viii), and the applicable terms of the GreenPoint Financial Corp. Supplemental Executive Retirement Plan II are incorporated herein by this reference.”

3.     A new Section 4(b)(ix) should be inserted immediately following Section 4(b)(viii) as follows:

“(ix) Retiree Insurance Benefits.  Upon a termination of Executive’s employment for any reason, including for Good Reason, as defined in Section 5(d), and the death of the Executive, other than (a) a termination for Cause, as defined in Section 5(b), or (b) a voluntary termination of employment by Executive not recognized by a Committee designated by the Board as a ‘retirement’, for the remainder of the Executive’s life and that of his current spouse, the Company shall provide medical, dental and life insurance benefits to the Executive and his current spouse on the same basis such benefits are provided by the Company to its retirees; provided, however, if the Company does not provide medical, dental or life insurance benefits to its retirees, the Company shall provide medical, dental or life insurance benefits, as the case may be, to the Executive and his current spouse on the same basis such benefits were provided to the Executive immediately prior to the Date of Termination (or Effective Date, in the event the Date of Termination is after the Effective Date).  The benefits provided for under this Section 4(b)(ix) will be effective as of the later of (x) the Date of Termination or (y) the end of the benefits continuation period described in Section 6(a)(ii), after taking into consideration for purposes of clauses (x) and (y), with respect to medical and dental insurance benefits, any period during which the Executive or his spouse continued medical and dental insurance benefits under the Consolidated Omnibus Reconciliation Act of 1985 ('COBRA').”

4.     Section 6(a)(i)A of the Agreement should be deleted in its entirety and the following substituted therefor:

“A.  the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Maximum Bonus payable to the Executive with respect to the year in which the Date of Termination (or Effective Date, in the event the Date of Termination is after the Effective Date) occurs (whether or not actually paid) and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the ‘Highest Annual Bonus’) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the ‘Accrued Obligations’); and”

5.     In clause (a) of Section 6(a)(i)C of the Agreement, the words “immediately prior to the Date of Termination (or Effective Date, in the event the Date of Termination is after the Effective Date)” should be inserted immediately after the words “in effect under the Company’s qualified defined benefit retirement plan” and immediately before the words “(the ‘Retirement Plan’))” and the words “(both for purposes of the Executive’s age and service),” should be inserted immediately after the words “continued for three years after the Date of Termination” and immediately before the words “assuming for this purpose that all accrued benefits are fully vested,”.

6.     The following sentence should be inserted immediately following the first sentence of Section 6(a)(ii):

“The Executive’s rights and his dependents’ rights under COBRA shall begin upon the expiration of such coverage.”

7.     A new Section 6(a)(iii) should be inserted immediately following Section 6(a)(ii) of the Agreement as follows, and the current Sections 6(a)(iii) and 6(a)(iv) should be renumbered 6(a)(iv) and 6(a)(v), respectively.

“(iii) the amount equal to three times the product of (1) the number of shares allocated to the Executive’s account under the GreenPoint Bank Employee Stock Ownership Plan with respect to the fiscal year immediately preceding the Date of Termination (or Effective Date, in the event of a Change of Control) and (2) the higher of (I) the closing price of the Company’s stock on the last trading day of the fiscal year immediately preceding the Date of Termination (or Effective Date, in the event of a Change of Control) and (II) the closing price of the Company’s stock on the last trading day immediately prior to the Date of Termination (or Effective Date, in the event of a Change of Control), plus the amount equal to three times the higher of (Y) the maximum employer matching contribution allowable under the GreenPoint Bank 401(k) Savings Plan in the fiscal year immediately preceding the Date of Termination (or Effective Date, in the event of a Change of Control) and (Z) the maximum employer matching contribution allowable under the GreenPoint Bank 401(k) Savings Plan in the year in which the Date of Termination (or Effective Date, in the event of a Change of Control) occurs;”

8.     Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects.

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SIGNATURES

                IN WITNESS WHEREOF, GreenPoint Financial Corp. and GreenPoint Bank have caused this Amendment to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Amendment, as of the day, month and year first above written.

GREENPOINT FINACIAL CORP.

	BY:	/s/ Mary M. Massimo
Mary M. Massimo
Director of Human Resources

ATTEST:	GREENPOINT BANK

/s/ Howard C. Bluver	BY:	/s/ Mary M. Massimo
Secretary		Mary M. Massimo
Director of Human Resources

[SEALS]

WITNESS:

/s/ Andy Occhino		/s/ Bharat B. Bhatt
Bharat B. Bhatt
Executive